SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 29, 2004

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28150	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

      On October 28, 2004, Science Park Center LLC ("SPC"), a subsidiary of Neurocrine Biosciences, Inc. (the "Company"), borrowed $49.5 million from Teachers Insurance and Annuity Association of America ("TIAA"), as evidenced by a Promissory Note of SPC. The loan is secured by a first priority deed of trust on the Company's corporate headquarters. In addition, the Company has delivered to TIAA a $5.0 million letter of credit securing the Company's obligations to pay rent under the intercompany lease between the Company and SPC, the legal owner of the property. The loan bears interest at a rate of 6.48% per annum, and is being amortized over on a period of 30 years, with a balloon payment of approximately $42.0 million due on the tenth anniversary of the loan. The loan calls for monthly principal and interest payments. SPC used the proceeds of the loan, together with available cash, to repay an outstanding construction loan totaling approximately $60.0 million.

     TIAA may accelerate the loan and increase the interest rate to 11.48% per annum upon the occurrence of an event of default, which would occur if, among other things, (1) SPC fails to make any payment on the loan within five days after the due date, (2) SPC becomes insolvent or the subject of specified bankruptcy proceedings, (3) SPC is in default beyond any applicable cure period under the loan documents executed and delivered in connection with the closing of the loan or any security agreement encumbering the Company's corporate headquarters, (4) or a transfer of any ownership interest in the Company's corporate headquarters or a change in SPC's or the Company's constituents or composition occurs, except for certain permitted transfers.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (c) EXHIBITS. The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
99.1	Promissory Note between Science Park Center LLC and Teachers Insurance and Annuity Association of America
99.2	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by and between Science Park Center LLC, and Steward Title Guaranty Company, as Trustee for the benefit of Teachers Insurance and Annuity Association of America
99.3	Letter of Credit Agreement

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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 29, 2004	NEUROCRINE BIOSCIENCES, INC.
/s/ PAUL W. HAWRAN
Paul W. Hawran
Executive Vice President and Chief Financial Officer

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